FOR IMMEDIATE RELEASE

February 18, 2016

PCS Edventures announces Drone company acquisition

PCSV acquires assets and IP of Thrust-UAV. Thrust personnel join PCSV.

Boise, Idaho, February 18, 2016 — PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs, today announced the completion of an asset purchase of Thrust UAV, a company focused on the fast-growing FPV drone racing market.

The asset purchase includes R&D inventory, tools and the full rights to the Thrust UAV name, trademark rights, branding, customer lists, supply chain, and web presence. In addition, PCS acquires the IP of Thrust UAV, which includes engineering designs, firmware, and drone specifications and production files.

Todd Hackett, PCS CEO, said “We have been evaluating this opportunity for a number of months and are convinced this is a great move for the company and our shareholders. This brings significant technology to PCSV STEM solutions, and we believe we can establish a leading position in the drone racing market that should grow our top line revenues and profitability.”

EJ Duarte, owner and founder of Thrust UAV and now Director of Thrust R&D within PCS Edventures, stated “I have worked with PCSV for over a year now as a consultant and supplier designing STEM platform drones for their curricular needs. With the rapid growth in the racing drone market, I am excited to be joining the organization and to gain access to resources that will enable us to scale both sides of the business. “

The global UAV drones market is estimated to grow at a CAGR of 32.22% to reach USD 5.59 Billion by 2020*. It is one of two technology segments identified as the biggest technology trends for 2016**. The Thrust UAV business model focuses on two specific segments of the industry, the design and manufacturing of precision electronic solutions and the design and manufacturing of First Person View racing drones.

Joe Egusquiza, Business Manager for the Thrust UAV business unit within PCS Edventures, said “I believe our Thrust business group has tremendous potential to establish a market leader position in the FPV racing market segment, which we feel is set to become a major market driver for drone sales. The pioneering work that EJ Duarte has done in creating the Riot, a leading edge FPV racing solution, is extraordinary. We are all looking forward to demonstrating that fact as we launch this new business unit.”

The Riot is the flagship racing drone designed and produced by Thrust UAV. Now in its third generation design, it has been clocked at over 100MPH and placed in multiple racing events around the United States. The next step for the product is to bring it to mass market availability through high-quality, precision manufacturing, to be done in the United States.

“Strategically and operationally there are a number of strong synergies between Thrust UAV and PCS Edventures,” said Robert Grover, PCS Edventures Executive Vice President. STEM education is a natural fit as we discovered when developing advanced robotics curriculum last year. In addition to the rich educational environment it provides, it is also a natural complement to our marketing strategy. Robotics competitions in schools are one of the single largest drivers of educational robotic product sales in the country. We see the thrill of FPV racing coupled with STEM education as a natural way to drive interest in STEM fields and build a STEM pipeline of technically literate students in the United States. Imagine a nationwide league of drone racing teams in our schools, and our students as excited to study electronics, engineering, and flight dynamics as they are to play football. In my opinion, FPV drone racing can bring the juice to STEM education.”

More information on the Thrust UAV initiative within PCS Edventures is available on the PCS Edventures Investor Relations site at this address: http://pcsv.global/initiatives/thrust-uav-and-drones/.

Sources

Market Reports*

http://www.marketsandmarkets.com/Market-Reports/commercial-drones-market-195137996.html.

CNN Money**

http://money.cnn.com/2016/02/15/technology/drone-virtual-reality-tech-trends/.

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Markets under the symbol “PCSV.”

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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